Exhibit 99.1

News Release

	For Immediate Release			Date: Feb. 20,2004

Corporate Headquarters	Media Contact:	Misti Garffie	1-913-327-4257	mgarffie@euronetworldwide.com

4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	Investor Relations:	IR Dept	1-913-327-4244	investor@euronetworldwide.com

Euronet Worldwide Announces Fourth Quarter 2003 Financial Results

LEAWOOD, KANSAS—February 20, 2004—Euronet Worldwide, Inc. (Nasdaq: EEFT), a leading electronic payments provider, announced annual consolidated revenues of $204.4 million for 2003, an increase of 188% over 2002 revenues of $71.0 million, reflecting the acquisitions in 2003 of e-pay, transact and AIM. Consolidated revenue for the fourth quarter 2003 was $70.1 million, an increase of 277% over fourth quarter 2002 revenues of $18.6 million. Adjusted EBITDA (operating income plus depreciation) was $25.4 million for 2003 compared to $9.2 million for 2002; Adjusted EBITDA was $8.8 million for fourth quarter 2003 compared to $1.8 million for the fourth quarter 2002. Operating income was $13.3 million for 2003 compared to an operating loss of $0.4 million for 2002; operating income for the fourth quarter 2003 was $5.7 million compared to an operating loss of $0.9 million in the fourth quarter 2002.

Net income for 2003 was $11.8 million, or $0.41 per share, compared to a net loss of $6.5 million, or a $0.28 per share loss, for 2002. Net income for the year 2003 included a gain on the sale of the U.K. ATM Network of $18.0 million, foreign exchange translation losses of $9.7 million and losses from discontinued operations of $0.2 million. Excluding this gain and these losses, earnings per share was $0.13, or $3.6 million for the year, compared to a loss of $0.19 per share, or a $4.4 million loss, in 2002, after excluding the effects of foreign exchange losses, losses on early retirement of debt and income from discontinued operations. Net loss for the fourth quarter 2003 was $2.2 million, or $0.08 per share loss. The fourth quarter 2003 net loss included a foreign exchange translation loss of $4.5 million; excluding this loss, earnings per share was $0.08, or $2.4 million for the fourth quarter.

Management analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, that are incremental to the baseline of the business or that are non-operational in nature. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations and other similar items. Management believes the exclusion of these items provide a better basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of any Non-GAAP Financial Measures.

The EFT Processing Segment reported annual revenues for 2003 of $52.8 million, a decrease of $1.1 million, or 2%, over 2002 revenues of $53.9 million. Adjusted EBITDA for the EFT Processing Segment for the year 2003 was $13.9 million compared to $13.4 million for the year 2002. Operating income for the year 2003 was $6.6 million compared to $4.8 million for the year 2002. Fourth quarter 2003 revenues were $15.8 million, up 5% over fourth quarter 2002 revenues of $15.1 million and up 22% over third quarter 2003 revenues of $12.9 million. Fourth quarter 2003 operating income was $2.3 million and Adjusted EBITDA was $4.0 million compared to fourth quarter 2002 operating income of $1.4 million and Adjusted EBITDA of $3.9 million.

The year-over-year revenue decrease of $1.1 million was attributable to the January 2003 sale of the Segment’s U.K. ATM Network, which was nearly offset by growth in the EFT Processing Segment. If the effects of the U.K. ATM Network sale and related outsourcing agreement were excluded from 2002, 2003’s revenues and Adjusted EBITDA increased by $11.9 million, or 29%, and $3.3 million, respectively.

The year-over-year increases in operating income and Adjusted EBITDA were largely attributable to a 45% increase in transactions processed, an 11% increase in ATMs under management and expense control management, which more than offset the $0.9 million in 2002 operating income related to the U.K. ATM Network operations sold in January 2003.

The EFT Processing Segment processed 114.7 million transactions for the full year 2003 and 33.2 million transactions in the fourth quarter 2003 compared to 79.2 million and 22.7 million transactions for the same periods last year, respectively. The Segment completed the year with 3,350 ATMs owned and/or operated as compared to 3,005 ATMs at the end of 2002. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, the U.K., Greece, Kosovo, Slovakia, Romania, Egypt and India.

The Prepaid Processing Segment, established in February 2003 with the acquisition of e-pay Limited, reported 2003 revenues of $136.2 million, Adjusted EBITDA of $15.6 million and operating income of $11.9 million. The Prepaid Processing Segment reported fourth quarter 2003 revenues of $50.1 million compared to $36.5 million reported for the third quarter 2003, fourth quarter 2003 Adjusted EBITDA of $5.9 million compared to $3.9 million reported in the third quarter 2003 and fourth quarter 2003 operating income of $4.7 million compared to $3.0 million reported in the third quarter 2003.

The quarter-over-quarter revenue improvements were the result of a continuation of strong growth from the Company’s e-pay group, combined with $2.2 million from transact Elektronische Zahlungssysteme GmbH, (transact), a German prepaid processor, which was acquired in November 2003, and with $1.9 million from the Company’s entry into the U.S. prepaid market, which was principally initiated with the September 2003 acquisition of Austin International Marketing and Investments, Inc. (AIM). The quarterly Adjusted EBITDA and operating income improvements were generally correlated to the increases in revenues. Depreciation and amortization included $0.6 million for amortization of intangible assets assigned for e-pay, transact and AIM acquisition related purchase accounting.

Total transactions processed by the Prepaid Processing Segment in the fourth quarter 2003 were 39.8 million compared to 26.3 million prepaid transactions processed in the third quarter. The Prepaid Processing Segment processes electronic prepaid transactions at approximately 126,000 point-of-sale terminals located in approximately 59,000 retail locations in the U.K., Australia, Malaysia, Indonesia, New Zealand, Poland, Ireland, Germany and the U.S.

The Software Solutions Segment reported annual revenues of $15.5 million in 2003, a decrease of 9% over 2002 revenues of $17.1 million. The 2002 annual revenues include approximately $3.8 million of license and maintenance fees related to a significant licensing agreement signed in January 2002 compared to $0.7 million in income from that same agreement in 2003. Software revenue for the fourth quarter was $4.2 million, an increase of 20% over fourth quarter 2002 revenues of $3.5 million; this increase was generally the result of strong license sales in the fourth quarter of 2003.

The Corporate and Other Segment had $6.7 million of expenses for 2003 compared to $5.6 million for 2002. For the fourth quarter 2003, Corporate and Other Segment expenses were $1.8 million compared to $2.0 million in the fourth quarter of 2002. The year-over-year increase was largely attributable to the achievement of performance bonuses in 2003, which were not achieved in 2002, increased insurance costs and the full year effects of certain headcount additions in the second half of 2002.

All segments included, transactions processed in 2003 were 216.8 million compared to 79.2 million processed in 2002, a 174% increase. In the fourth quarter, again all segments included, the Company processed 73.0 million transactions compared to last year’s fourth quarter processed transactions of 22.7 million, a 222% increase.

The Company’s unrestricted cash on hand was $19.2 million as of December 31, 2003 as compared to $12.9 million at September 30, 2003 and $12.0 million at the end of 2002. Euronet’s total indebtedness was $65.0 million as of December 31, 2003 compared to $44.4 million at the end of 2002. This increase was the net result of $31.9 million in additional borrowings, mostly related to the e-pay acquisition, increases of $10.9 million for foreign exchange rate translations driven by the U.S. dollar weakening against the euro and GBP, offset by repayments of $22.2 million.

The Company’s total assets as of December 31, 2003 were $305.4 million compared to $66.5 million as of December 31, 2002. The increase in total assets was largely the result of investments made in the acquisitions of e-pay and transact together with an increase in restricted cash and accounts receivable related to the prepaid business. Stockholders’ equity was $81.9 million at December 31, 2003 compared to $6.2 million at the end of 2002. The increase in stockholders’ equity was primarily the result of the gain on the sale of the U.K. ATM Network and the issuance of common stock in connection with the acquisitions of e-pay and transact.

The Company also announced that, despite its seasonally strong fourth quarter, it expects earnings per share for the first quarter 2004 to be approximately the same or slightly better than that announced for the fourth quarter 2003, excluding the effects of foreign exchange gains or losses, discontinued operations, and other non-operating or unusual items.

Euronet Worldwide will host an analyst conference call on Friday, February 20, 2004 at 9:00 a.m. U.S. Eastern Standard Time to discuss these results. Access to the call will be available via the Internet and telephone. Internet users can access the conference call at http://www.vcall.com/CEPage.asp?ID=85578 or from www.euronetworldwide.com. Participants should go to the web site at least fifteen minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is “Euronet.”

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event via the web locations, as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number, 1628 and the conference ID number, 91335, are both required for the replay. The call replay will be available for two weeks. No fees are charged to access any event.

About Euronet Worldwide

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic prepaid top-up services to financial institutions, mobile operators and retailers. Euronet operates the largest independent pan-European ATM network and the largest India shared ATM network. Euronet is also the largest provider of prepaid processing, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 126,000 point-of-sale terminals across 59,000 retailers in Europe, Asia Pacific and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 17 worldwide offices, Euronet serves clients in more than 60 countries. Visit the Company’s web site at www.euronetworldwide.com

Any statements contained in this news release, which concern the Company’s or management’s intentions, expectations, or are predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company’s business. These risks and other risks are described in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Forms 10-Q for the periods ended March 31, June 30 and September 30, 2003 and its Form 10-K for the year ended December 31, 2002. Copies of these filings may be obtained by contacting the Company or the SEC.

EURONET WORLDWIDE, INC.

Consolidated Summary Statements of Operations

(unaudited in thousands, except share and per share data)

	Year Ended December 31,		Three Months Ended December 31,
	2003	2002	2003	2002
Revenues:
EFT Processing Services	$52,752	$53,918	$15,769	$15,079
Prepaid Processing Services	136,185	—	50,089	—
Software	15,470	17,130	4,247	3,515

Total revenues	204,407	71,048	70,105	18,594

Operating expenses:
Direct operating costs	133,977	29,609	47,115	8,012
Salaries and benefits	33,577	25,282	10,944	6,674
Selling, general and administrative	11,474	6,917	3,211	2,082
Depreciation and amortization	12,062	9,659	3,143	2,729

Total operating expenses	191,090	71,467	64,413	19,497

Operating income/(loss)	13,317	(419)	5,692	(903)

Other income/(expense):
Interest income	1,257	247	331	20
Interest expense	(7,216)	(6,253)	(1,858)	(1,446)
Gain on sale	18,045	—	44	—
Loss on facility sublease	—	(249)	—	—
Income/(loss) from unconsolidated subsidiaries	518	(183)	138	(24)
Foreign exchange loss, net	(9,690)	(4,233)	(4,497)	(1,054)
Loss on early retirement of debt	—	(955)	—	—

Total other income/(expense)	2,914	(11,626)	(5,842)	(2,504)

Income/(loss) from continuing operations before income taxes and minority interest	16,231	(12,045)	(150)	(3,407)
Income tax (expense)/benefit	(4,246)	2,312	(1,936)	460

Income/(loss) from continuing operations before minority interest	11,985	(9,733)	(2,086)	(2,947)
Minority interest	—	100	—	23

Net income/(loss) from continuing operations	11,985	(9,633)	(2,086)	(2,924)

Discontinued Operations:
Income/(loss) from discontinued operations	(201)	5,054	(150)	78
Income tax expense	—	(1,935)	—	—

Income/(loss) from discontinued operations	(201)	3,119	(150)	78

Net income/(loss)	11,784	(6,514)	(2,236)	(2,846)
Translation adjustment	2,876	769	2,180	559

Comprehensive income/(loss)	$14,660	$(5,745)	$(56)	(2,287)

Net income/(loss) per share and equivalent	$0.41	$(0.28)	$(0.08)	$(0.12)
Diluted weighted average shares outstanding	28,933,484	23,156,129	27,380,153	23,677,332

EURONET WORLDWIDE, INC.

CONSOLIDATED SUMMARY BALANCE SHEETS

(unaudited in thousands)

	As of December 31,
	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$19,245	$12,021
Restricted cash	58,280	4,401
Trade accounts receivable	75,648	8,380
Other current assets	16,429	15,064

Total current assets	169,602	39,866
Property, plant and equipment, net	20,658	21,394
Goodwill & intangible assets, net	111,285	1,834
Other assets, net	3,876	3,465

Total assets	$305,421	$66,559

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$153,574	$19,769
Obligations under capital leases, excluding current installments	3,240	4,301
Notes payable and other long-term liabilities	66,738	36,318

Total liabilities	223,552	60,388
Stockholders’ equity	81,869	6,171

Total liabilities and stockholders’ equity	$305,421	$66,559

EURONET WORLDWIDE, INC.

Quarterly Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited in millions)

	Three months ended December 31,
	2003			2002
	EFT Processing	Prepaid Processing	Consolidated	EFT Processing	Consolidated
Net income	$0.9	$4.1	$(2.2)	$3.4	$(2.8)
Add/(deduct): Income tax	1.2	1.1	1.9	(0.6)	(0.5)
Add: Interest expense	0.1	—	1.9	0.3	1.4
Add: Foreign exchange loss	—	—	4.5	(1.5)	1.1
Add/(deduct): loss/(income) from discontinued operations, net of tax	0.2	—	0.2	(0.1)	(0.1)
Less: Income from unconsolidated subs	—	(0.2)	(0.1)	—	—
Less: Interest income	—	(0.3)	(0.3)	—	—
Less: Rounding and other	(0.1)	—	(0.2)	(0.1)	—

Subtotal: operating income/(loss)	2.3	4.7	5.7	1.4	(0.9)
Add: Depreciation and amortization	1.7	1.1	3.1	2.4	2.7
Rounding	—	0.1	—	0.1	—

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$4.0	$5.9	$8.8	$3.9	$1.8

Note: Management believes Adjusted EBITDA is an important measure of the Company’s current performance of business units without consideration of financing expense, depreciation and amortization of historical capital expenditures. These items do not have a current period effect on operating cash flow and are not a measurement of the transactional performance of continuing operations.

EURONET WORLDWIDE, INC. Reconciliation of Segment Net Income to Adjusted EBITDA (unaudited in millions)

	Year ended December 31,
	2003			2002
	EFT Processing	Prepaid Processing	Consolidated	EFT Processing	Consolidated
Net income/(loss)	$3.5	$10.9	$11.8	$11.8	$(6.5)
Add/(deduct): Income tax expense (benefit)	2.4	2.7	4.2	(2.3)	(2.3)
Add: Loss on early retirement of debt	—	—	—	—	1.0
Add: Interest expense	0.6	—	7.2	1.1	6.3
Add/(deduct): Foreign exchange loss (gain)	—	—	9.7	(2.6)	4.2
Add/(deduct): Loss (income) from discontinued operations, net of tax	0.2	—	0.2	(3.1)	(3.1)
Add: Loss on sublease	—	—	—	—	0.2
Less: Gain on sale	—	—	(18.0)	—	—
Add/(deduct): Income (loss) from unconsolidated subsidiaries	—	(0.6)	(0.5)	0.2	0.2
Less: Interest income	—	(1.1)	(1.3)	(0.1)	(0.2)
Less: Minority interest	—	—	—	(0.1)	(0.1)
Rounding	(0.1)	—	—	(0.1)	(0.1)

Subtotal: Operating income	6.6	11.9	13.3	4.8	(0.4)
Add: Depreciation and amortization	7.2	3.6	12.1	8.6	9.7
Rounding	0.1	0.1	—	—	(0.1)

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$13.9	$15.6	$25.4	$13.4	$9.2

Note: Management believes Adjusted EBITDA is an important measure of the Company’s current performance of business units without consideration of financing expense, depreciation and amortization of historical capital expenditures. These items do not have a current period effect on operating cash flow and are not a measurement of the transactional performance of continuing operations.

EURONET WORLDWIDE, INC.

Reconciliation of Net Income Excluding FX, Discontinued Operations and Gain/(Loss) on Sale

(unaudited in millions, except share and per share data)

	For the year ended		For the quarter ended
	2003	2002	2003
Net income/(loss)	$11.8	$(6.5)	$(2.2)
Add: Foreign exchange loss	9.7	4.2	4.5
Add/(deduct): Discontinued operations	0.2	(3.1)	0.2
Add: Loss on early retirement of debt	—	1.0	—
Less: Gain on sale	(18.0)	—	(0.1)
Rounding	(0.1)	—	—

Net income (loss) before foreign exchange loss, discounted operations and gain on sale of U.K. ATM Network	$3.6	$(4.4)	$2.4

Net income/(loss) per share and equivalent	$0.13	$(0.19)	$0.08

Diluted weighted average shares outstanding	28,933,484	23,156,129	30,557,482

Note: Management believes the exclusion of (1) foreign exchange adjustments, (2) discontinued operations and (3) one-time gains on business dispositions provides a better basis for evaluating the underlying business unit performance.

EURONET WORLDWIDE, INC.

Reconciliation of EFT Reported Processing Segment Results to Adjusted

Results for the Sale of the U.K. ATM Network

	(unaudited in millions)
	For the year ended 2002				For the quarter ended 2002
	As Reported	Exclude U.K. sub results	Add U.K. Outsourcing Agreement	Adjusted	As Reported	Exclude U.K. sub results	Add U.K. Outsourcing Agreement	Adjusted
Revenue	$53.9	$(14.5)	$1.5	$40.9	$15.1	$(4.1)	$0.5	$11.5

Operating Income	4.8	(2.4)	1.5	3.9	1.4	(1.0)	0.5	0.9
Depreciation	8.6	(1.9)	—	6.7	2.5	(0.5)	—	2.0

EBITDA	$13.4	$(4.3)	$1.5	$10.6	$3.9	$(1.5)	$0.5	$2.9

Note: Management believes the 2002 annual and fourth quarter results, excluding the sale of the U.K. ATM Network are more comparable to the 2003 annual and fourth quarter results because in 2003 the U.K. ATM Network operations are not included.